EXHIBIT 99.1

Consolidated financial statements of Tween Brands as of and for the quarter ended October 31, 2009.

PART I – FINANCIAL INFORMATION

Item 1.    Financial Statements.

TWEEN BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008

Net sales	$259,259	$254,273	$669,608	$729,113
Cost of goods sold, including buying and occupancy costs	166,311	168,630	457,329	495,343
Gross income	92,948	85,643	212,279	233,770
Store operating, general and administrative expenses	71,374	72,276	198,898	221,270
Restructuring charges	-	11,541	-	11,541
Operating income	21,574	1,826	13,381	959
Interest (income)	(62)	(511)	(246)	(1,410)
Interest expense	3,261	2,324	10,540	6,873
Earnings / (loss) before income taxes	18,375	13	3,087	(4,504)
Provision for / (benefit from) income taxes	12,488	844	1,438	(1,275)
Net income / (loss)	$5,887	$(831)	$1,649	$(3,229)

Earnings / (Loss) per share:

Basic	$0.24	$(0.03)	$0.07	$(0.13)
Diluted	$0.23	$(0.03)	$0.07	$(0.13)

Weighted average common shares:

Basic	24,834	24,768	24,823	24,756
Diluted	25,138	24,768	25,018	24,756

The accompanying notes are an integral part of these Consolidated Financial Statements.

TWEEN BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	October 31,	January 31,
	2009	2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$122,769	$72,154
Investments	-	8,000
Restricted assets	1,805	2,592
Accounts receivable, net	9,362	35,607
Inventories, net	103,666	88,523
Store supplies	16,777	18,053
Prepaid expenses	16,089	17,734
Total current assets	270,468	242,663

Property and equipment, net	267,537	301,085
Other assets	3,259	1,710

Total assets	$541,264	$545,458

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$40,715	$29,782
Accrued expenses	39,528	44,418
Deferred revenue	16,486	15,808
Current portion long-term debt	14,250	8,750
Income taxes payable and unrecognized tax benefits	2,691	2,748
Total current liabilities	113,670	101,506

Long-term debt	147,500	157,500
Deferred tenant allowances from landlords	60,587	68,439
Supplemental retirement and deferred compensation liability	338	1,213
Accrued straight-line rent, unrecognized tax benefits and other	38,543	41,027

Commitments and contingencies

Shareholders' Equity:
Preferred stock, $.01 par value, 50 million shares authorized
Common stock, $.01 par value, 100 million shares authorized, 37.1 million shares issued, 24.9 and 24.8 million shares outstanding at October 31, 2009 and January 31, 2009	371	371
Treasury stock, at cost, 12.3 million shares at October 31, 2009 and January 31, 2009	(362,459)	(362,459)
Paid in capital	194,972	192,367
Retained earnings	352,612	350,963
Accumulated other comprehensive loss	(4,870)	(5,469)

Total shareholders' equity	180,626	175,773

Total liabilities and shareholders' equity	$541,264	$545,458

The accompanying notes are an integral part of these Consolidated Financial Statements.

 TWEEN BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Thirty-Nine Weeks Ended
	October 31,	November 1,
	2009	2008
Operating activities:
Net income / loss	$1,649	$(3,229)

Impact of other operating activities on cash flows:
Depreciation expense	32,048	32,749
Amortization of tenant allowances	(8,864)	(8,325)
Net loss on disposal of fixed assets	1,732	89
Tax benefit from stock option exercises	-	(100)
Stock-based compensation expense	3,705	4,411
Deferred income taxes	-	1,471
Impairment of long-lived assets	7,459	6,367

Changes in assets and liabilities:
Inventories	(15,143)	(30,065)
Accounts payable and accrued expenses	5,452	4,570
Income taxes payable	(57)	(6,876)
Accounts receivable	25,164	-
Other assets	4,460	(3,162)
Tenant allowances received	2,093	14,691
Other long-term liabilities	(2,410)	(3,738)

Net cash provided by operating activities	57,288	8,853

Investing activities:
Capital expenditures	(8,028)	(57,356)
Purchase of investments	-	(670)
Sale / maturation of investments	8,000	67,871
Proceeds from sale of fixed assets	-	1,657
Change in restricted assets	787	48

Net cash provided by investing activities	759	11,550

Financing activities:
Payments to acquire treasury stock	-	(5,914)
Repayment of long-term debt	(4,500)	-
Amended Credit Facility fees	(3,437)	-
Excess tax benefit from stock option exercises	-	100
Change in cash overdraft	1,605	1,598
Stock options and other equity changes	(1,100)	(770)

Net cash used for financing activities	(7,432)	(4,986)
Net increase in cash and cash equivalents	50,615	15,417
Cash and cash equivalents, beginning of year	72,154	46,009
Cash and cash equivalents, end of period	$122,769	$61,426

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$2,460	$10,530
Cash received for income tax refunds	$20,382	$-
Cash paid for interest	$8,376	$6,916
Fixed asset additions in accounts payable and accrued expenses	$399	$375

The accompanying notes are an integral part of these Consolidated Financial Statements.

TWEEN BRANDS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.  Company

Business

Tween Brands, Inc. (referred to herein as “Tween Brands,” “the Company,” “we,” “our” or “us”; formerly “Too, Inc.”) is the largest premier tween specialty retailer in the world. Through our powerhouse brand, Justice, Tween Brands provides the hottest fashion merchandise and accessories for tween (age 7-14) girls.  We were established in 1987 and, prior to our August 1999 spin-off, were a wholly-owned subsidiary of The Limited, Inc. (“The Limited” or “Limited Brands”).  Since the spin-off, we have operated as an independent, separately traded, public company, traded on the New York Stock Exchange (“NYSE”) under the symbol ‘TWB’.  Known as the destination for fashion-aware tweens, Justice stores proudly feature outgoing sales associates who assist girls in expressing their individuality and self-confidence through fashion. Visually-driven catazines (a combination of a catalog and a magazine) and direct mail pieces reach millions of tween girls annually, further positioning Tween Brands as a preeminent retailer in the tween marketplace.  We manage our business on the basis of one segment, specialty retailing.  Our fiscal year is comprised of two principal selling seasons:  spring (the first and second quarters) and fall (the third and fourth quarters).

In August 2008, Tween Brands announced plans to transition to a single store brand taking the best of Limited Too and the best of Justice to create a fresh, new Justice.  With a focus on providing tween girls the absolute best experience possible, Tween Brands looks toward the future with a single store brand, a single focus, and a single mission: to celebrate tween girls through an extraordinary experience of fashion and fun in an everything-for-her destination.  Over 900 Justice stores are located throughout the United States and internationally.

Merger Agreement

On June 24, 2009, Tween Brands entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Dress Barn, Inc., a Connecticut corporation (“Dress Barn”) and Thailand Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Dress Barn (“Merger Sub”), which provides for the acquisition of Tween Brands by Dress Barn by means of a merger of Merger Sub with and into Tween Brands, with Tween Brands surviving as a wholly owned subsidiary of Dress Barn (the “Merger”).  The Merger Agreement was subject to the approval of Tween Brands’ stockholders on November 25, 2009 and to the terms and closing conditions set forth in the Merger Agreement. On November 25, 2010 (the “Merger Date”) the merger was completed.

In connection with the consummation of the Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), was converted into the right to receive 0.47 validly issued, fully paid and nonassessable shares of common stock, par value $0.05 per share, of Dress Barn (“Dress Barn Common Stock”). In addition, at the Effective Time, the vesting of each share of the Company’s restricted stock was accelerated, and each such share was converted into the right to receive 0.47 shares of Dress Barn Common Stock. Cash was paid in lieu of any fractional shares of Dress Barn Common Stock. Dress Barn common stock is listed on the Nasdaq Global Select Market under the symbol “DBRN.” Additionally, the debt discussed in note 2 was extinguished in connection with the Merger.

No other events requiring recording or disclosure in the financial statements occurred for the thirteen and thirty-nine week periods ended October 31, 2009 and through the date of this filing.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Tween Brands and all subsidiaries more than 50% owned and reflect our financial position, results of operations and cash flows.  These statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  All intercompany balances and transactions have been eliminated in consolidation.

In our opinion, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary to present fairly the financial position, results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be anticipated for the fiscal year ending January 30, 2010 (the “2009 fiscal year”).  A more complete discussion of our significant accounting policies can be found in Note 1 to the Consolidated Financial Statements in our Form 10-K for the fiscal year ended January 31, 2009 (the “2008 fiscal year”).

2.  Debt

In September 2007, we entered into an unsecured $275.0 million credit agreement with Bank of America, N.A. (“Bank of America”) and various other lenders (the “credit facility”).  The credit facility provided for a $100.0 million revolving line of credit, which could be increased to $150.0 million at our option under certain circumstances and subject to the approval of our lenders.  The credit facility was available for direct borrowing, issuance of letters of credit, stock repurchases, and general corporate purposes, and was guaranteed on an unsecured basis by all current and future domestic subsidiaries of Tween Brands.  A portion of the credit facility in an aggregate amount not to exceed $20.0 million was available for swingline loans. The credit facility also contained a delayed draw term loan in an aggregate principal amount not to exceed $175.0 million (the “Term Loan”) for financing repurchases of common stock.  As of October 31, 2009, the total outstanding borrowings of the Term Loan have been used for share repurchases.  Due to its contractual nature, the carrying amount of borrowings under the term loan is considered to approximate its fair value. The credit facility was scheduled to mature on September 12, 2012.

On February 23, 2009, we amended the terms and conditions of our credit facility to provide for an easing of the original leverage and coverage ratio financial covenants.  The amended facility (the “Amended Credit Facility”) is secured by our assets and reduces the undrawn revolving credit facility from $100.0 million to a maximum of $50.0 million.  The option to increase the facility by an additional $50.0 million was eliminated; however, swingline loans continue to be available up to $20.0 million under the line of credit.

Our Amended Credit Facility contains financial covenants, which require us to maintain certain coverage and leverage ratios, and it also restricts our ability to incur additional debt.  The leverage financial covenant limits the ratio of consolidated senior debt to earnings before interest, taxes, depreciation, amortization and rent expense (EBITDAR) on a trailing four-quarter basis to an initial maximum of 7.65 measured quarterly beginning at the end of the fourth quarter of fiscal year 2009, with the maximum limit declining over time.  The coverage financial covenant limits the ratio of EBITDAR to rent and interest expense on a trailing four quarter basis to a minimum of 0.80 measured quarterly beginning at the end of the second quarter of fiscal year 2009, with the minimum required ratio gradually increasing over time.  Our annual capital investment levels, net of cash tenant allowances received, which are also governed by the amendment, consist of a maximum of $10.0 million in 2009 and increase in future years.  The Amended Credit Facility also restricts our ability to declare or pay dividends and to repurchase our common stock.

As of October 31, 2009, we are in compliance with all material terms of the Amended Credit Facility.  Our failure to comply with these covenants could result in an event of default.  An event of default, if not cured or waived, would permit acceleration of any outstanding indebtedness under the Amended Credit Facility and impair our ability to obtain working capital advances and letters of credit, which could have a material adverse effect on our financial condition, results of operations or cash flows.  The alternatives available to us if in default of our covenants would include renegotiating certain terms of the credit agreement, obtaining waivers from the lenders, obtaining a new credit agreement with another bank or group of lenders, which may contain different terms, or seeking additional equity financing.

While the maturity date of the Amended Credit Facility remains at September 12, 2012, the Company is required to make monthly principal payments on the outstanding term loan in the amount of $500,000 payable on the last business day of February through December of each year beginning February 27, 2009.  Consistent with the original term loan repayment schedule, the Company is required to make an $8.8 million principal payment at the end of each fiscal year commencing on or about January 29, 2010.  On the expiration date in 2012, a final payment in an amount equal to the entire outstanding principal balance of the Term Loan, together with accrued and unpaid interest thereon and other amounts payable under this agreement will be required.  Interest on the outstanding unpaid principal amount of the Term Loan is required to be paid based on our choosing of either a Prime rate or LIBOR quoted for one, two, three or six months, plus an applicable spread.  Pricing of the amended credit facility has been adjusted to reflect current market rates, resulting in an increase to LIBOR plus margin of 350 basis points from the previous margin of 80 basis points.

The table below details our future Term Loan principal payment obligations (in thousands):

Payment Description	Annual Amount
Amount Outstanding as of February 23, 2009	$166,250

Fiscal 2009 Monthly Payments	5,500
Fiscal 2009 Annual Principal Payment	8,750

Fiscal 2010 Monthly Payments	5,500
Fiscal 2010 Annual Principal Payment	8,750

Fiscal 2011 Monthly Payments	5,500
Fiscal 2011 Annual Principal Payment	8,750

Fiscal 2012 Monthly Payments	3,500
Fiscal 2012 Final Payment	120,000

Total Remaining after September 12, 2012	$-

Except for the use of the Term Loan to fund the repurchase of shares as described in Note 8 to our Consolidated Financial Statements, as of August 1, 2009, we currently have no direct borrowings outstanding under the Amended Credit Facility and have not historically used this facility.

3.  Share-Based Compensation

In 1999, we adopted the 1999 Stock Option and Performance Incentive Plan and the 1999 Stock Plan for Non-Associate Directors.  In 2005, our stockholders approved the adoption of the 2005 Stock Option and Performance Incentive Plan and the 2005 Stock Plan for Non-Associate Directors (collectively, the “Plans”).

Under the Plans, as amended, up to 7.5 million shares are reserved and may be granted to our associates and certain non-associates.  The Plans allow for the grant of incentive stock options, non-qualified stock options and restricted stock to officers, directors and selected associates.  Stock options are granted at the fair market value of our common shares on the date of grant and generally have 10-year terms.  Option grants generally vest ratably over the first four anniversaries from the grant date.  We currently issue new shares to satisfy option exercises.  Of the restricted shares granted, approximately 40% vest ratably over the first four anniversaries from the grant date and have performance criteria associated with vesting only for certain associates.  The remaining 60% vest at the end of a two-year cliff period and have performance criteria associated with vesting for all associates.

The weighted average fair value per share of options granted is estimated using the Black-Scholes option-pricing model and the following weighted average assumptions:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008

Expected life (in years)	N/A	4.4	4.1	4.4
Dividend rate	N/A	-	-	-
Price volatility	N/A	40%	78%	40%
Risk-free interest rate	N/A	3.4%	2.0%	2.9%

The expected life estimate represents the expected period of time we believe the stock options will be outstanding, and is based on historical employee behavior, including exercises, cancellations, vesting and forfeiture information.  The expected future stock price volatility estimate is based on the historical volatility of our common stock equal to the expected term of the option.  The historic volatility is calculated as the annualized standard deviation of the differences in the natural logarithms of the daily stock closing price.

No options were granted during the thirteen weeks ended October 31, 2009.  The weighted average fair value per share of options granted during the thirteen weeks November 1, 2008 was $3.25.  The initial forfeiture rate used in determining the expense related to option awards was 14% for the thirteen weeks November 1, 2008.  The weighted average fair value per share of options granted during the thirty-nine weeks ended October 31, 2009 and November 1, 2008 was $1.31 and $5.88, respectively.  The initial forfeiture rate used in determining the expense related to option awards was 14% for the thirty-nine weeks ended November 1, 2008.  Our initial forfeiture rate is adjusted periodically to reflect actual cancellations throughout the quarter.

A summary of changes in our outstanding stock options for the thirteen and thirty-nine week periods ended October 31, 2009 and November 1, 2008 is presented below:

	Thirteen Weeks Ended
	October 31, 2009		November 1, 2008
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of quarter	1,891,740	$22.08	1,659,001	$27.14
Granted	-	-	474,100	8.57
Exercised	(400)	8.32	-	-
Cancelled/Expired	(43,417)	16.53	(84,464)	30.60
Outstanding, end of quarter	1,847,923	$22.21	2,048,637	$22.70

Options exercisable, end of quarter	1,232,784	$24.70	1,062,992	$25.19

	Thirty-Nine Weeks Ended
	October 31, 2009		November 1, 2008
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of year	1,967,871	$22.66	1,612,375	$27.65
Granted	60,000	2.23	760,714	15.74
Exercised	(400)	8.32	(12,762)	17.22
Cancelled/Expired	(179,548)	17.76	(311,690)	31.57
Outstanding, end of quarter	1,847,923	$22.21	2,048,637	$22.70

Options exercisable, end of quarter	1,232,784	$24.70	1,062,992	$25.19

A summary of changes in our restricted stock granted as compensation to employees for the thirteen and thirty-nine week periods ended October 31, 2009 and November 1, 2008 is presented below:

	Thirteen Weeks Ended
	October 31, 2009		November 1, 2008
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of quarter	362,261	$27.26	544,155	$29.99
Granted	-	-	17,400	11.20
Vested	(18,298)	26.53	(8,625)	29.82
Cancelled	(11,557)	23.17	(47,327)	31.58
Outstanding, end of quarter	332,406	$27.43	505,603	$29.15

	Thirty-Nine Weeks Ended
	October 31, 2009		November 1, 2008
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of year	485,237	$28.95	511,638	$29.52
Granted	13,500	4.41	253,392	27.10
Vested	(92,286)	28.49	(128,025)	29.54
Cancelled	(74,045)	31.93	(131,402)	33.60
Outstanding, end of quarter	332,406	$27.43	505,603	$29.15

As of October 31, 2009, total unrecognized share-based compensation expense related to non-vested stock options and restricted stock was $4.9 million, which is expected to be recognized over a weighted average period of 1.4 years.  As of November 1, 2008, total unrecognized share-based compensation expense related to non-vested stock options and restricted stock was approximately $11.8 million, which is expected to be recognized over a weighted average period of approximately 2.1 years.

4. Investments

At October 31, 2009 and January 31, 2009, we held no investments in securities classified as held-to-maturity based on our intent and ability to hold the securities to maturity.  We determine the appropriate classification at the time of purchase.  All such securities historically held by us were municipal debt securities issued by states of the United States or political subdivisions of the states.  During the thirty-nine weeks ended October 31, 2009, no cash was used to purchase, or generated by the maturation of, held-to-maturity securities.

At October 31, 2009 we held no investments in securities classified as available-for-sale securities. Investments of $8.0 million at January 31, 2009 include variable rate municipal demand notes classified as available-for-sale securities.  Our investments in these securities are recorded at cost, which approximates fair value due to their variable interest rates, which typically reset every 1 to 35 days.  Despite the long-term nature of their stated contractual maturities, we had the ability to quickly liquidate these securities to support current operations.  As a result, we had no accumulated unrealized gains or losses in other comprehensive income from these current investments.  All income generated from these current investments was recognized as interest income.

The table below details the marketable securities classified as available-for-sale owned by us at October 31, 2009 and January 31, 2009, respectively (in thousands):

	October 31, 2009	January 31, 2009
	Maturity of Less than 1 Year	Maturity of Less than 1 Year

Aggregate fair value	$-	$8,000
Net gains in accumulated other comprehensive income	-	-
Net losses in accumulated other comprehensive income	-	-
Net carrying amount	$-	$8,000

During the thirty-nine weeks ended October 31, 2009, no cash was used to purchase available-for-sale securities while $8.0 million of cash was generated by the sale of available-for-sale securities.

5. Property and Equipment

Property and equipment, at cost, consisted of (in thousands):

	October 31,	January 31,
	2009	2009

Land and land improvements	$16,424	$16,424
Buildings	56,329	56,253
Furniture, fixtures and equipment	248,676	250,205
Leasehold improvements	187,878	188,024
Construction-in-progress	3,037	5,185
Total	512,344	516,091

Less: accumulated depreciation	(244,807)	(215,006)

Property and equipment, net	$267,537	$301,085

6.  Earnings per Share

Basic earnings per share are computed by dividing net income or loss by the weighted average number of common shares outstanding for the period.  Earnings per diluted share reflect the potential dilution that could occur if stock options or restricted stock were converted into common stock using the treasury stock method in accordance with Accounting Standards Codification (“ASC”) 260, “Earnings per Share,” (formerly SFAS No. 128, “Earnings per Share”).  Earnings per diluted share is not applicable in periods when a loss from continuing operations exists.  In these periods, the diluted computation must be the same as the basic computation.

The following table shows the amounts used in the computation of income/loss per basic share and income/loss per diluted share (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008

Net income / (loss)	$5,887	$(831)	$1,649	$(3,229)

Weighted average common shares - basic	24,834	24,768	24,823	24,756
Dilutive effect of stock options and restricted stock	304	-	195	-
Weighted average common shares - diluted	25,138	24,768	25,018	24,756

Due to the options’ strike prices exceeding the average market price of the common shares for the thirteen and thirty-nine weeks ended November 1, 2008, options to purchase 1,613,000 and 1,376,000 common shares, respectively, were not included in the computation of weighted average common shares – diluted.  Also excluded from the computation at November 1, 2008 were 51,200 restricted shares with associated performance criteria expected not to be met.

7.  Derivative Instruments

During fiscal year 2007, we entered into a derivative financial instrument to reduce our exposure to market risk resulting from fluctuations in interest rates associated with our variable rate debt.  This was accomplished through the use of an interest rate swap which qualifies as a cash flow hedge under ASC 815, “Derivatives and Hedging”, (formerly “SFAS No. 133”, “Accounting for Derivative Instruments and Hedging Activities.”)  We are required to designate at inception whether the derivative contract is considered hedging or non-hedging per the accounting guidance.  All derivative instruments are recognized in the balance sheet as either assets or liabilities depending on the rights or obligations under the contract.  The derivative instruments are to be measured at fair value based on expected future cash flows.  Under cash flow hedge accounting, the effective portion of the change in fair value of the interest rate swap designated and qualifying as a cash flow hedging instrument shall be reported as a component of other comprehensive income and reclassified into earnings in the same period during which the hedged forecasted transaction affects earnings.  The remaining change in fair value on the derivative instrument, if any, shall be recognized currently in earnings.  For ASC 815 hedges, we formally document at inception the relationship between the hedging instrument and the hedged item, as well as our risk management objectives and strategies for undertaking the accounting hedge.

In December 2007, we entered into an interest rate swap under the policy described above, having an initial notional amount of $157.5 million to hedge the variable interest rate risk associated with a portion of our $175.0 million of debt currently outstanding under the term loan component of our credit facility, as described in Note 2 to our Consolidated Financial Statements.  The initial notional amount of the interest rate swap is scheduled to decline over the life of the scheduled reduction in the hedged item in the Term Loan component of the credit facility.  Under the terms of the interest rate swap agreement, we will receive a floating rate of interest based on 3-month LIBOR and pay a fixed interest rate of 4.212%, through maturity of the interest rate swap in September 2012.  Net payments will be made or received quarterly.  The interest rate swap is accounted for as a cash flow hedge and, accordingly, any difference between amounts paid and received was recorded as interest expense.  The impact on net interest expense as a result of this agreement is an increase of $1.3 million for the quarter ended October 31, 2009 and an increase of $3.2 million for the thirty-nine week period ended October 31, 2009.  The impact on net interest expense as a result of this agreement is $0 million for the quarter ended November 1, 2008 and an increase of $0.5 million for the thirty-nine week period ended November 1, 2008. Notwithstanding the terms of the interest rate swap agreement, we are obligated for all amounts due and payable under the credit facility.

In accordance with ASC 815, we have recorded the interest rate swap at fair value at October 31, 2009 and January 31, 2009 resulting in a liability of $7.7 million and $8.7 million, respectively.  This liability amount is reported in “Accrued straight-line rent, unrecognized tax benefits and other” on our Consolidated Balance Sheet.  This fair value adjustment resulted in a decrease of $0.3 million in accumulated other comprehensive income for the quarter ended October 31, 2009 and a decrease of $0.9 million for the thirty-nine week period ended October 31, 2009. This fair value adjustment resulted in an increase of $2.0 million in accumulated other comprehensive income for the quarter ended November 1, 2008 and a decrease of $0.6 million for the thirty-nine week period ended November 1, 2008. The fair value of the interest rate swap agreement was determined based on the present value of the estimated future net cash flows using implied rates in the applicable yield curve as of the valuation date.  Additionally, we have reviewed the effectiveness of the interest rate swap at October 31, 2009 and have determined there to be no ineffectiveness for the thirteen and thirty-nine week periods ended October 31, 2009.

The fair values of the Company’s derivative instruments were as follows (in thousands):

	October 31, 2009		January 31, 2009
	Balance		Balance
Derivatives designated as hedging	Sheet	Fair	Sheet	Fair
instruments under ASC 815	Location	Value	Location	Value

Interest rate swap agreement	Accrued straight-line rent, unrecognized tax benefits and other	$7,715	Accrued straight-line rent, unrecognized tax benefits and other	$8,664
Total derivatives designated as hedging
instruments under ASC 815		$7,715		$8,664

The effect of derivative instruments on accumulated other comprehensive income/(loss) on the Consolidated Statements of Operations for the thirteen and thirty-nine week periods ended October 31, 2009 and November 1, 2008 was as follows (in thousands, net of tax):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
Derivatives in ASC 815 cash flow	October 31,	November 1,	October 31,	November 1,
hedging relationships	2009	2008	2009	2008

Interest rate swap agreement	$188	$(1,011)	$599	$560

Total	$188	$(1,011)	$599	$560

From time to time, we may enter into additional derivative financial instruments to manage our exposure to market risk resulting from fluctuations in interest rates.

8.  Share Repurchase Program

As of October 31, 2009, $142.3 million was remaining under the May 2007 Board authorized Share Repurchase Program (“May 2007 Share Repurchase Program”).  No purchases or payments have been made related to treasury stock subsequent to January 31, 2009.  The Amended Credit Facility, as described in Note 2, prohibits the repurchase of our common stock.

9.  Fair Value Measurements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued ASC 820, “Fair Value Measurements and Disclosures”, (formerly SFAS No. 157, “Fair Value Measurements”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements; however, ASC 820 does not require any new fair value measurements.  As of October 31, 2009, the financial assets and liabilities subject to ASC 820 consisted of investments, restricted cash related to our deferred compensation plan and an interest rate swap derivative liability, totaling $0.0 million, $0.5 million and $7.7 million, respectively.  As of January 31, 2009, the financial assets and liabilities subject to ASC 820 consisted of investments, restricted cash related to our deferred compensation plan and an interest rate swap derivative liability, totaling $8.0 million, $1.2 million and $8.7 million, respectively.  As discussed in Note 4 of our Consolidated Financial Statements, we typically hold investments in securities classified as held-to-maturity as well as variable rate municipal demand notes classified as available-for-sale securities.  Our investments in these securities are recorded at cost, which approximates fair value due to their variable interest rates, which typically reset every 1 to 35 days.  Some of these investments, along with our restricted cash have Level 1 inputs, as the fair value is based on unadjusted, quoted prices for identical assets or liabilities in active markets at the end of the second fiscal quarter.  The interest rate swap derivative liability at October 31, 2009 and January 31, 2009, and $6.0 million of the $8.0 million of our investments at January 31, 2009 have Level 2 inputs, as the fair value is based on inputs other than quoted prices, but is observable through corroboration with market data at the end of the period. The adoption of ASC 820 for financial assets and financial liabilities did not have a significant impact on the Company’s results of operations, financial condition or liquidity. Determining the fair value of our long-lived assets is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, and future economic and market conditions. We based our fair value estimates on assumptions we believe to be reasonable but that are inherently uncertain, thus they have Level 3 inputs.  The fair value for the impaired long-lived assets at October 31, 2009 was $2.1 million.  The adoption of ASC 820 in 2009 for nonfinancial assets and nonfinancial liabilities did not have a significant impact on the Company’s results of operations, financial condition or liquidity.

Fair Value Measurements for non-financial assets and liabilities as of October 31, 2009 are as follows (in thousands):

Description	Total	Level 1	Level 2	Level 3	Thirteen week realized loss	Thirty-Nine week realized loss
Long-lived assets held and used	$2,092			$2,092	$3,987	$7,499

10.  Recently Issued Accounting Standards

In March 2008, the FASB issued new accounting guidance around derivatives and hedging which requires additional disclosures about the objectives of using derivative instruments, the method by which the derivative instruments and related hedged items are accounted for, and the effect of derivative instruments and related hedged items on financial position, financial performance and cash flows.  The guidance also requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format.  The guidance was effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged.  The Company has adopted the guidance for the fiscal quarter ended May 2, 2009.  Refer to Note 7.

In April 2009, the FASB issued guidance intended to provide additional accounting guidance and enhanced disclosures regarding fair value measurements and impairments of securities.  The guidance requires disclosure of fair values of certain financial instruments in interim and annual financial statements, provides guidance for measurement and recognition of other-than-temporary impairment charges on investments in debt securities and provides for additional disclosure requirements, and provides guidance for determining fair values when the markets become inactive and quoted prices may reflect distressed transactions.  The new guidance becomes effective for interim and annual periods ending after June 15, 2009 with early application permitted for periods ending after March 15, 2009.  The Company has adopted the guidance for the fiscal quarter ended August 1, 2009 and there was no material impact on our financial position, results of operations or cash flows.

In May 2009, the FASB issued new guidance surrounding subsequent events. This guidance is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued.  We have adopted SFAS 165 for the fiscal quarter ended August 1, 2009, and there was no material impact on our financial position, results of operations or cash flows.  Refer to Note 1.

In June 2009, the FASB the FASB codified a single source of U.S. Generally Accepted Accounting Principles (US GAAP), the Accounting Standards Codification™  (Codification).  The Codification became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants.  All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative.  This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009.  Adoption of SFAS 168 did not have a material impact on our financial position, results of operations or cash flows.

In August 2009, the FASB issued guidance on the measurement of liabilities at fair value, effective for the first reporting period, including interim periods, beginning after issuance (our 2nd quarter of fiscal 2010). The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. We believe adoption of this new guidance will not have a material impact on our consolidated financial statements.

In September 2009, the FASB issued guidance on the revenue recognition.  The guidance requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The guidance eliminates the residual method of revenue allocation and requires revenue to be allocated among the various deliverables in a multi-element transaction using the relative selling price method. This guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010. The Company is currently evaluating the impact that the adoption of the guidance will have on our Consolidated Financial Statements.

We have reviewed and continue to monitor the actions of the various financial and regulatory reporting agencies and are currently not aware of any other pronouncement that could have a material impact on our consolidated financial position, results of operations or cash flows.

11.  Restructuring

In August 2008, we announced our plan to convert all Limited Too stores to our more value-oriented Justice store brand in order to drive profitability.

The amount accrued as a liability as of the end of the third quarter totaled $0.4 million as shown in the table below (in thousands).  This decrease of $3.2 million is primarily due to the payment of severance.  This liability amount is reported in “Accrued expenses” on our Consolidated Balance Sheets.

	October 31, 2009	January 31, 2009
Accrued restructuring charges, beginning of period	$3,573	$-
Costs incurred and charged to expense	-	18,992
Costs paid or settled	(3,208)	(15,419)
Accrued restructuring charges, end of period	$365	$3,573

The $19.0 million of restructuring charges shown above is comprised of $8.2 million related to the writeoff of IT systems, $5.3 million related to severance, $4.3 million related to the removal of store signage and store closures, and $1.2 million related to international conversion costs and other miscellaneous restructuring costs.  These costs are shown on our Consolidated Statements of Operations in the “Restructuring charges” line.  Of the $19.0 million of costs incurred and charged to expense for the year ended January 31, 2009, $11.5 million were incurred in the first thirty-nine weeks.

12.  Impairment

Long-lived assets are reviewed for impairment indicators quarterly or when circumstances indicate the carrying values of such assets may not be recoverable.  Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a store level.  Store assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows.  The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to that store, compared to the carrying value of the assets.  If the sum of the undiscounted future cash flows of a store does not exceed the carrying value of the assets, full or partial impairment exists.  If impairment has occurred, the amount of impairment recognized is determined by comparing the discounted expected future cash flows of a store against that store’s net book value of assets.  If the net book value, including tenant allowances, is greater than the sum of its discounted future cash flows, full or partial impairment may exist.  For the thirteen weeks ended October 31, 2009 and November 1, 2008, the Company recorded $4.0 million and $0, respectively, related to the impairment of long-lived store assets.  For the thirty-nine week periods ended October 31, 2009 and November 1, 2008, the Company recorded $7.5 million and $0 million, respectively, related to the impairment of long-lived store assets.  Of the $7.5 million recorded for the thirty-nine weeks ended October 31, 2009, approximately $1.1 million was attributable to the fourth quarter of 2008 and $0.2 million was attributable to the first quarter of 2009.  Based on the evaluation of all relevant factors, management believed the adjustments would not have been material to the Company’s quarterly results for 2009 or to the quarterly trend of earnings and, therefore, recorded the full impact of the adjustment in the second quarter of 2009.  Accordingly, the Company determined that restatement of previously issued financial statements or information was not necessary.  This impairment is primarily triggered by poor economic factors, declines in projected future cash flows and potential store closures.

13.  Legal Proceedings

The Company, the members of the Company’s board of directors and, in certain of the lawsuits, Dress Barn, Dress Barn’s chief executive officer and/or Merger Sub, were named as defendants in several purported class actions lawsuits that were filed by Tween Brands stockholders in either the Common Pleas Court of Franklin County, Ohio or the Delaware Court of Chancery.  Plaintiff Clair Rand filed the first suit in Ohio on June 29, 2009, naming as defendants Tween Brands, its six directors, Dress Barn, and its chief executive officer.  Plaintiff Sarah Elliott filed a similar suit in Ohio on July 8, 2009, naming as defendants only Tween Brands and its directors.  Plaintiff Cheryl Dutiel filed a similar suit in Delaware on July 17, 2009, naming as defendants Tween Brands, it six directors, Dress Barn, and Merger Sub.  Plaintiff Edward Hirsch filed a similar suit in Ohio on August 4, 2009, naming the same defendants as plaintiff Dutiel.  Following the defendants’ motions to stay the Ohio suits in favor of the Delaware litigation, the three Ohio plaintiffs voluntarily dismissed their suits and together filed a similar suit in the Delaware Court of Chancery on August 28, 2009, but did not include Dress Barn or its chief executive officer as defendants.

Amended complaints were filed in each of the two Delaware actions.  The amended complaints alleged, among other things, that Tween Brands and its directors breached their fiduciary duties by allegedly failing to obtain adequate consideration in the proposed Merger, agreeing to certain provisions in the merger agreement, and issuing allegedly inadequate disclosure documents; and (in the Dutiel complaint) that Dress Barn, by obtaining non-public information about Tween Brands, aided and abetted the Tween Brands directors’ alleged breach in failing to obtain adequate consideration for the Merger.  The suits seek, among other things, to enjoin the consummation of the Merger.  The parties engaged in initial discovery proceedings.  By letter decision dated October 2, 2009, the Delaware Chancellor consolidated the two Delaware actions and appointed lead plaintiffs and lead counsel for plaintiffs (“Plaintiffs’ Lead Counsel”).

The plaintiffs and defendants entered into a settlement agreement pursuant to which Tween Brands put additional disclosure language in its merger proxy statement and agreed to pay legal fees to plaintiffs’ law firms.  The settlement agreement was approved by the Delaware Chancery Court on June 15, 2010, and in accordance with the parties stipulation and the Order and Final Judgment entered by the Court, Tween Brands made the $575,000 fee award payment to the plaintiffs’ counsel in July 2010.

Between November 2008 and October 2009, Tween Brands was sued in three purported class action lawsuits alleging that Tween Brands’ telephone capture practice in California violated the Song-Beverly Credit Card Act, which protects consumers from having to provide personal information as a condition to a credit card transaction.  All three cases were consolidated in California state court.  The parties settled this lawsuit in the spring of 2010.  The court granted preliminary approval of the settlement on July 9, 2010.  The final court approval hearing is scheduled for December 10, 2010.

On January 21, 2010, Tween Brands was sued in the U.S. District Court for the Eastern District of California.  This purported class action alleges, among other things, that Tween Brands violated the Fair Labor Standards Act by not properly paying its employees for overtime and missed rest breaks.   In September 2010, the parties agreed to a tentative settlement of this wage and hour lawsuit.  The settlement is subject to preliminary court approval, notice to the purported class members, and final court approval.

From time-to-time we become involved in various litigation and regulatory matters incidental to operations of our business.  It is our opinion the ultimate resolution of these matters will not have a material adverse effect on our results of operations, cash flows or financial position.